Exhibit 99.2

E-MED FUTURE, INC.

Formerly Micro-Economics, Inc.

(A Development Stage Company)

December 31, 2003

The below pro-forma statement combines the balance sheets of E-Med Future, Inc. at December 31, 2003 and Medical Safety Technologies, Inc. which was acquired on December 30, 2003 in exchange for 1,250,000 shares of E-Med common stock.

PRO-FORMA BALANCE SHEET

	Medical Safety Technologies, Inc.	E-Med Future, Inc.	Pro-Forma Adjustments		Pro-Forma Balance Sheet
ASSETS

CURRENT ASSETS
Cash	$200,000	$4,443			$204,443
Accounts receivable		99,562			99,562
Inventory		312,268			312,268
Prepaid expenses		14,026			14,026

Total Current Assets	200,000	430,299			630,299

EQUIPMENT, net of depreciation		128,717			128,717
PATENTS AND LICENSES
Patents, net of amortization, $34,300 and $21,828 in 2003 and 2002 respectively	13,000	152,789	$175,00	(A)	341,289

Total Assets	$213,000	$711,805	$175,500		$1,100,305

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes payable to bank		$141,098			$141,098
Accounts payable		250,923			250,923
Notes payable to related party		66,976			66,976
Accrued expenses		43,830			43,830

Total Current Liabilities		502,827			502,827

LONG-TERM DEBT
Notes payable to related party		320,585			320,585

STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value 50,000,000 authorized, 26,134,000 shares issued and outstanding	$1,000	24,884	$250	(B)	26,134
Additional paid-in-capital	212,000	1,112,382	175,250	(C)	1,499,632
Deficit accumulated during development stage		(1,248,873)			(1,248,873)

	213,000	(111,607)	175,500		276,893

	$213,000	$711,805	$175,500		$1,100,305

(A)	Remainder of Fair value of allocated asset value of license-see Note - Acquisition

(B)	Par value of shares issued in transaction less value of acquired company
(C)	Excess of fair value of shares issued over par value

E-MED FUTURE, INC.

Formerly Micro-Economics, Inc.

(A Development Stage Company)

December 31, 2003

NOTE TO PRO-FORMA FINANCIAL STATEMENT

NOTE - ACQUISITION

On December 30, 2003, the Company acquired 100% of the issued and outstanding stock of Medical Safety Technologies, Inc. (“MSTI”), a wholly owned subsidiary of UTEK Corporation, a publicly-held technology transfer company, in exchange for 1,250,000 shares of the Company’s common stock. MSTI holds the license to a patented invention known as the Safe Receptacle for Sharps, designed to aid in the safe transport of sterile and used sharp medical instruments. The Company expects the Safe Receptacle for Sharps product to provide complimentary technology to its “NeedleZap” portable needle destruction device.

Allocation of the purchase price was as follows:

Value of 1,250,000 shares of common stock at $.074 per share	$925,000
Less: Write down of Fair Market Value due to small market “float” and volatility of the company’s stock	536,500
Adjusted purchase price of $0.3108 per share	$388,500
Fair value of net assets allocated as follows:
Cash	$200,000
License	188,500

$388,500